September 13, 2004

To: Whom It May Concern

Computershare Trust Company of Canada

100 University Avenue

Toronto, Ontario

M5J 2Y1

Telephone 1-800-564-6253 Canada

Facsimile 1-888-453-0330 Australia

service@computershare.com Channel Islands

Dear Sirs:

Subject: Camflo International Inc

We confirm that the following material was sent by pre-paid mail on September 10, 2004 to the registered shareholders of Common Shares of the subject corporation:

1. Letter of Transmittal

2. Security Return Envelope

The materials have not been mailed to shareholders in cases where on three consecutive occasions documents have been returned undelivered by Canada Post.

In compliance with regulations made under the Securities Act, we are providing this material to you in our capacity as agent for the subject Corporation.

Yours truly,

Signed

Leigh Micetic

Assistant Relationship Manager

Corporate Actions

(416) 263-9418 (416) 263-9379 Fax